   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 2000.



                                                      REGISTRATION NO. 333-96049

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            DRUGABUSE SCIENCES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                         ------------------------------

          CALIFORNIA                          2836                          94-3222724
(State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)        Identification Number)

                               1430 O'BRIEN DRIVE
                              MENLO PARK, CA 94025
                                 (650) 462-1000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                            PHILIPPE POULETTY, M.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            DRUGABUSE SCIENCES, INC.
                               1430 O'BRIEN DRIVE
                              MENLO PARK, CA 94025
                                 (650) 462-1000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

           Jeffrey P. Higgins, Esq.                             Paul Hilton, Esq.
           Gunderson Dettmer Stough                            Lexi Methvin, Esq.
     Villeneuve Franklin & Hachigian, LLP               Brobeck, Phleger & Harrison, LLP
            155 Constitution Drive                      370 Interlocken Blvd., Suite 500
         Menlo Park, California 94025                      Broomfield, Colorado 80021
                (650) 321-2400                                   (303) 410-2000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Amendment No. 1 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration fee........................................  $18,216.00
NASD fee....................................................    7,400.00
Nasdaq National Market listing fee..........................           *
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Blue sky fees and expenses..................................           *
Custodian and transfer agent fees...........................           *
Miscellaneous fees and expenses.............................           *
                                                              ----------
    Total...................................................          $*
                                                              ==========

---------

*  Information to be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Articles of Incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited:

- for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

- for acts or omissions that a director believes to be contrary to the best interest of our company or our shareholders or that involve the absence of good faith on the part of the director,

- for any transaction from which a director derived an improper personal benefit,

- for acts or omissions that show a reckless disregard for the director's duty to our company or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders,

- for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to our company or our shareholders,

- under Section 310 of the California Law concerning contacts or transactions between our company and a director, or

- under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation by a director of the director's fiduciary duty to our company or our shareholders.

Our Articles of Incorporation also include an authorization for the company to indemnify our "agents" (as defined in Section 317 of the California Law), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the company's Bylaws provide for indemnification of the company's directors, officers and employees. In addition, the company, at its discretion, may provide indemnification to persons whom we are not obligated to indemnify. The Bylaws also allow the company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the company's Bylaws and Articles of Incorporation, may require us, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act. We currently maintain directors' and officers' liability insurance.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agent in which indemnification will be required or permitted. Moreover, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of our company and our officers and directors, and by us of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 1997, we have issued and sold the following securities:

  1. On March 28, 1997, we issued and sold an aggregate of 1,316,063 shares of Series B Preferred Stock to a group of 26 investors for an aggregate purchase price of $3,284,995.52.

  2. On March 28, 1997, in connection with the Series B Preferred Stock Financing, we issued and sold warrants to purchase 1,855,684 shares of common stock to a group of 17 investors.

  3. On March 17, 1999, we issued and sold an aggregate of 932,456 shares of Series C Preferred Stock to a group of 29 investors for an aggregate purchase price of $2,327,428.25.

  4. On October 6, 1999, we issued and sold an aggregate of 2,236,563 shares of Series D Preferred Stock to a group of 27 investors for an aggregate purchase price of $10,660,409.49.

  5. On October 6, 1999, in connection with the Series D Preferred Stock Financing, we issued and sold warrants to purchase 178,913 shares of Series D Preferred Stock to a group of 26 investors.

  6. On October 6, 1999, our French subsidiary, DrugAbuse Sciences, SAS, issued and sold an aggregate of 2,445,126 shares of the capital stock of DrugAbuse Sciences, SAS to a group of 9 investors for an aggregate purchase price of $11,654,492.35. These shares convert into shares of our Series D Preferred Stock upon certain circumstances.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

  7. On October 6, 1999, in connection with the Series D Preferred Stock Financing, our French subsidiary, DrugAbuse Sciences, SAS, issued and sold warrants to purchase 195,606 shares of Series D Preferred Stock to a group of 9 investors.

  8. On January 31, 2000, we issued 2,445,126 shares of our Series D Preferred Stock in connection with the exchange of 1,849 shares of DrugAbuse Sciences, SAS.

  9. On January 31, 2000, and in connection with the exchange of the DrugAbuse Sciences, SAS shares, our French subsidiary, DrugAbuse Sciences, SAS issued and sold warrants to purchase 195,606 shares of Series D Preferred Stock to a group of 9 investors.

From inception through January 20, 2000, we granted options to purchase 2,680,024 shares of common stock at exercise prices ranging from 0.045 to 0.45 per share to employees, consultants, directors, and other service providers pursuant to our 1994 and 1999 stock plans.

The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
        1.1*            Form of Underwriting Agreement.

        3.1**           Our Amended and Restated Articles of Incorporation.

        3.2*            Form of Amended and Restated Articles of Incorporation to be
                        filed upon the closing of the offering made under this
                        Registration Statement.

        3.3**           Our Bylaws.

        3.4* Our Amended and Restated Bylaws to be effective upon the closing of the offering made under this Registration
                        Statement.

        4.1**           Amended and Restated Investors' Rights Agreement, dated
                        October 6, 1999.

        4.2*            Form of our Common Stock certificate.

        5.1*            Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP.

       10.1* Form of Indemnification Agreement entered into between us and each of our directors and executive officers.

       10.2**           1994 Stock Option Plan.

       10.3**           1999 Stock Plan A.

       10.4**           1999 Stock Plan B.

       10.5*            2000 Stock Incentive Plan.

       10.6*            2000 Employee Stock Purchase Plan.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
       10.7*            2000 Directors' Option Plan.

       10.8**           Sublease between Etak, Inc. and us dated October 1, 1998, as amended.

       10.9+            Clinical Supply Agreement by and between the Registrant and
                        SP Pharmaceuticals, L.L.C. dated November 24, 1999.

       10.10+           Research Agreement with Option to License by and between us and Southern Research Institute dated February 28, 1997.

       10.11+           Product License Agreement by and between us and Southern
                        Research Institute dated July 1, 1999.

       10.12+           Research Agreement with Option to License by and between us and Southern Research Institute dated January 21, 2000.

       10.13+           Product License Agreement by and between us and Southern
                        Research Institute dated January 21, 2000.

       10.14+           License Agreement by and between us and SCRIPPS dated
                        June 18, 1996.

       10.15+           License Agreement by and between us and Pasteur Meriux
                        Serums & Vaccins dated June 8, 1999.

       10.16+ Manufacturing and Supply Agreement by and between us and Pasteur Meriux Serums & Vaccins dated June 8, 1999.

       21.1**           List of Subsidiaries.

       23.1** Consent of PricewaterhouseCoopers LLP, independent accountants.

       23.2*            Consent of Counsel. Reference is made to Exhibit 5.1.

       23.3**           Consent of Patent Counsel.

       24.1**           Power of Attorney.

       27.1**           Financial Data Schedule.


---------

*  To be filed by amendment.


** Previously filed.



+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission ("SEC"). The omitted information has been filed separately with the SEC pursuant to the application for confidential treatment.


(b) FINANCIAL STATEMENT SCHEDULES

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the California Corporations Code, the Certificate of

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

Incorporation or our bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

We undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signatures


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 17th day of February, 2000.



                                                     DRUGABUSE SCIENCES, INC.

                                                     By: /s/ PHILIPPE POULETTY, M.D.
                                                         --------------------------------------------
                                                         Philippe Pouletty, M.D.
                                                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES
INDICATED:



SIGNATURE                                   TITLE                                  DATE
----------------------------------------------------------------------------------------------------
       /s/ PHILIPPE POULETTY, M.D.
    ---------------------------------       Chairman of the Board and Chief        February 17, 2000
         Philippe Pouletty, M.D.              Executive Officer

                    *                       Chief Financial Officer, Senior Vice
    ---------------------------------         President, Business Development and
          Elizabeth M. Greetham               Director

                    *
    ---------------------------------       Medical Director and Director
           David E. Smith, M.D.

                    *
    ---------------------------------       Director
             Raffy Kazandjian

                    *
    ---------------------------------       Director
           Fred P. Phillips IV

                    *
    ---------------------------------       Director
              Russell Ricci

                    *
    ---------------------------------       Director
              Gordon Russell

                    *
    ---------------------------------       Director
              Vincent Worms



*By:               /s/ PHILIPPE POULETTY, M.D.
             --------------------------------------
                     Philippe Pouletty, M.D.                                             February 17, 2000
                        ATTORNEY-IN-FACT


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Index to exhibits


              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
        1.1*            Form of Underwriting Agreement.
        3.1**           Our Amended and Restated Articles of Incorporation.
        3.2*            Form of Amended and Restated Articles of Incorporation to be
                        filed upon the closing of the offering made under this
                        Registration Statement.
        3.3**           Our Bylaws.
        3.4*            Our Amended and Restated Bylaws to be effective upon the
                        closing of the offering made under this Registration
                        Statement.
        4.1**           Amended and Restated Investors' Rights Agreement, dated
                        October 6, 1999.
        4.2*            Form of our Common Stock certificate.
        5.1*            Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP.
       10.1*            Form of Indemnification Agreement entered into between us
                        and each of our directors and executive officers.
       10.2**           1994 Stock Option Plan.
       10.3**           1999 Stock Plan A.
       10.4**           1999 Stock Plan B.
       10.5*            2000 Stock Incentive Plan.
       10.6*            2000 Employee Stock Purchase Plan.
       10.7*            2000 Directors' Option Plan.
       10.8**           Sublease between Etak, Inc. and us dated October 1, 1998, as amended.
       10.9+            Clinical Supply Agreement by and between the Registrant and
                        SP Pharmaceuticals, L.L.C. dated November 24, 1999.
       10.10+           Research Agreement with Option to License by and between us and Southern Research Institute dated February 28, 1997.
       10.11+           Product License Agreement by and between us and Southern
                        Research Institute dated July 1, 1999.
       10.12+           Research Agreement with Option to License by and between us and Southern Research Institute dated January 21, 2000.
       10.13+           Product License Agreement by and between us and Southern
                        Research Institute dated January 21, 2000.
       10.14+           License Agreement by and between us and SCRIPPS dated June
                        18, 1996.
       10.15+           License Agreement by and between us and Pasteur Meriux
                        Serums & Vaccins dated June 8, 1999.
       10.16+           Manufacturing and Supply Agreement by and between us and
                        Pasteur Meriux Serums & Vaccins dated June 8, 1999.
       21.1**           List of Subsidiaries.
       23.1**           Consent of PricewaterhouseCoopers LLP, independent
                        accountants.
       23.2*            Consent of Counsel. Reference is made to Exhibit 5.1.
       23.3**           Consent of Patent Counsel.
       24.1**           Power of Attorney.
       27.1**           Financial Data Schedule.


---------

*  To be filed by amendment.


** Previously filed.



+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission ("SEC"). The omitted information has been filed separately with the SEC pursuant to the application for confidential treatment.